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                                               --------------------------------
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              Hooper Holmes, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                            [LOGO OF HOOPER HOLMES]

                               HOOPER HOLMES, INC.
                                170 Mt. Airy Road
                         Basking Ridge, New Jersey 07920

Dear Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders of Hooper Holmes, Inc., to be held on Tuesday, May 23, 2000 at 11:00 a.m. local time, at the Company's headquarters, 170 Mt. Airy Road, Basking Ridge, New Jersey.

  The Notice of Annual Meeting and Proxy Statement which follow describe the business to be conducted at the meeting. There will also be a brief report on the current status of our business.

  Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the Notice of Annual Meeting and Proxy Statement, please complete, sign, date and return your proxy in the envelope provided.

  On behalf of the Officers and Directors of Hooper Holmes, Inc., I wish to thank you for your interest in the Company and I hope that you will be able to attend our Meeting.


                                For the Board of Directors,

                                /s/ James M. McNamee

                                James M. McNamee
                                Chairman, President and Chief Executive Officer

April 19, 2000

                               HOOPER HOLMES, INC.
                                170 Mt. Airy Road
                         Basking Ridge, New Jersey 07920
                                 ------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             to be held May 23, 2000
                                 ------------


  NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Annual Meeting") of Shareholders of Hooper Holmes, Inc., a New York corporation (the "Company"), will be held on Tuesday, May 23, 2000 at 11:00 a.m. local time, at the Company's headquarters, 170 Mt. Airy Road, Basking Ridge, New Jersey, for the following purposes:

    1. To elect directors.

    2. To ratify the selection of the firm of KPMG LLP as auditors for the 2000 fiscal year.

    3. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

   Holders of record of the Company's common stock, par value $.04 per share (the "Common Stock"), as of the close of business on April 7, 2000, the record date fixed by the Board of Directors for such purpose (the "Record Date"), are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

                                   BY ORDER OF THE BOARD OF DIRECTORS,

                                   /s/ Robert William Jewett

                                   Robert William Jewett
                                   Secretary



April 19, 2000

--------------------------------------------------------------------------------
Please sign the enclosed proxy and return it promptly in the envelope enclosed which requires no postage if mailed in the United States.
--------------------------------------------------------------------------------

                               HOOPER HOLMES, INC.
                                170 Mt. Airy Road
                         Basking Ridge, New Jersey 07920

                               -----------------
                                PROXY STATEMENT
                               -----------------

                                  INTRODUCTION

  The enclosed proxy is solicited by the Board of Directors of Hooper Holmes, Inc., (the "Company") for use at the Annual Meeting of Shareholders to be held on May 23, 2000.

   An Annual Report to Shareholders containing the financial statements for the fiscal year ended December 31, 1999 is enclosed with this proxy statement. This proxy statement and form of proxy were first sent to shareholders on or about the date stated in the accompanying Notice of Annual Meeting of Shareholders.

  Only shareholders of record as of the Record Date are entitled to vote at the meeting and any adjournments thereof. As of that date, 33,056,144 shares of Common Stock of the Company were issued and outstanding. Each share outstanding as of the record date will be entitled to one vote, and shareholders may vote in person or by proxy. Execution of a proxy will not in any way affect a shareholder's right to attend the meeting and vote in person. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by providing written notice to the Secretary of the Company or by submitting another proxy bearing a later date. In addition, shareholders attending the meeting may revoke their proxies at any time prior to the time such proxies are exercised.

  The presence in person or by proxy of the holders of a majority of the votes entitled to be cast at the meeting will constitute a quorum. Abstentions and withhold-authority votes all count for the purpose of determining a quorum, but broker non-votes do not. Directors who receive a plurality of the votes cast at the meeting will be elected. The selection of auditors will be approved if a majority of the votes cast at the meeting are in favor. Votes cast for directors and auditors include votes for or against, but do not include broker non-votes, abstentions or withheld-authority votes.

   All properly executed proxies returned in time to be cast at the meeting, if no contrary instruction is indicated, will be voted FOR the election of all directors nominated herein and FOR the ratification of the auditors.

  The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally and by telephone or telegraph by regular employees of the Company, without any additional remuneration and at minimal cost. The cost of soliciting the proxies will be borne by the Company.

                         ITEM 1--ELECTION OF DIRECTORS

  The Board of Directors consists of seven members divided into three classes, one with three members and two with two members each. At each Annual Meeting of Shareholders, one class of directors is elected to serve for a three-year term or until their successors are elected and have qualified. The class of directors to be elected at this Annual Meeting will serve until the 2003 Annual Meeting.

  Any shareholder submitting a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name in the space provided on the proxy. Shares represented by all proxies received by the Company and not so marked as to withhold authority to vote for any individual director or for all directors nominated will be voted FOR the election of the nominees named below. The Company knows of no reason why any such nominee should be unable to serve, but in the event that any nominee shall be unavailable or unable to serve as a director, the proxy holders will vote for substitute nominees in the exercise of their best judgment, but may not vote for more than two persons.

Nominees for Directors (Term expires 2003)

  The nominees for directors and further information with respect to each nominee are set forth below.

Quentin J. Kennedy

  Mr. Kennedy, age 66, was Executive Vice President, Secretary, Treasurer and Director of Federal Paper Board Company in Montvale, New Jersey until his retirement in 1996. He had served in various executive positions with Federal Paper Board since 1960. Mr. Kennedy has been a director of the Company since 1991. He is a member of the Executive Committee and the Executive Compensation Committee.

John E. Nolan

  Mr. Nolan, age 72, is a partner in the law firm of Steptoe & Johnson, LLP, Washington, D.C. and has been engaged in the practice of law since 1956. He has been a director of the Company since 1971, and is a member of the Audit Committee and the Executive Committee.


Directors Continuing in Office

  The directors whose terms expire at the Annual Meetings in 2001 and 2002 and further information with respect to each continuing director are set forth below.

James M. McNamee

  Mr. McNamee, age 55, has served as Chairman of the Board of Directors of the Company since 1996 and as President and Chief Executive Officer of the Company since 1984. He has been an employee of the Company since 1968, an officer since 1979 and a director since 1984. Mr. McNamee is a member of the Executive Committee and the Nominating Committee. (Term expires at the Annual Meeting in 2001.)

Kenneth R. Rossano

  Mr. Rossano, age 65, is a private investor. From 1992 to 1999, he was Senior Vice President, Cassidy & Associates in Boston, Massachusetts. From 1991 to 1992, he was Vice President, Development, Massachusetts Higher Education Assistance Corporation in Boston, Massachusetts. He has been a director of the Company since 1967, and is a member of the Executive Committee and the Nominating Committee. Mr. Rossano is also a director of Psy-Ed Corporation, Quick Buy, Inc. and A+ America, Inc. (Term expires at the Annual Meeting in 2001.)

G. Earle Wight

  Mr. Wight, age 66, has served as Senior Vice President of the Company since 1985 and has been a director of the Company since 1966. Mr. Wight is a member of the Nominating Committee. (Term expires at the Annual Meeting in 2001.)

Benjamin A. Currier

  Mr. Currier, age 66, was Senior Vice President of Operations for Security Life of Denver Insurance Company, a subsidiary of ING/Barings, in Denver, Colorado prior to his retirement in 1997. Mr. Currier was Vice President, Allstate Life Insurance Company from 1978 to 1995. He has been a director of the Company since 1996, and is a member of the Audit Committee and the Executive Compensation Committee. (Term expires at the Annual Meeting in 2002.)

Elaine L. Rigolosi

  Dr. Rigolosi, Ed.D, J.D., age 55, is Professor, Department of Organization and Leadership, Teachers College, Columbia University. She has been associated with Columbia University since 1976, and has maintained a private consulting practice in management for health care organizations since 1974. Dr. Rigolosi has been a director of the Company since 1989, and is a member of the Audit Committee and the Executive Compensation Committee. (Term expires at the Annual Meeting in 2002.)

Certain Relationships and Related Transactions

  Messrs. Wight and Rossano are brothers-in-law.

  Mr. John E. Nolan, a director of the Company, is a partner in the law firm of Steptoe & Johnson LLP, which performs legal services for the Company.

Compensation of Directors

  Each outside director of the Company will receive an annual fee of $12,000 in 2000 plus a $500 fee for each committee meeting attended. In accordance with the 1997 Director Option Plan, each outside director received stock options to purchase 100,000 shares of common stock pursuant to the Plan. Directors who are employees of the Company do not receive stock options pursuant to the Plan nor do they receive director fees. Directors are also reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings.

  In June, 1990, the Company entered into supplemental indemnity agreements with its executive officers and directors. The indemnity agreements require the Company to indemnify such person for all expenses actually and reasonably incurred in defending or settling an action to which such person is a party or threatened to be made a party or is otherwise involved because of his or her status as an officer or director of the Company. If the action is brought by or in the right of the Company, the indemnification must be made only if such person acted in good faith, for a purpose reasonably believed to be in the best interest of the Company (or, in the case of service to another entity, not opposed to the interest of the Company).

Committees of the Board

  The Board of Directors has an Audit Committee, an Executive Committee, a Nominating Committee and an Executive Compensation Committee.

  The Audit Committee acts as principal liaison between the Board of Directors and the independent auditors employed by the Company and reviews the annual financial statements and the Company's internal accounting systems and controls. The Committee also recommends to the Board of Directors the selection of independent auditors to be employed by the Company.

  The Executive Committee exercises the authority of the Board of Directors in certain corporate matters between meetings and exercises specific powers and authority as may from time to time be lawfully delegated to it by the Board of Directors.

  The Nominating Committee nominates individuals for election or reelection to the Board of Directors. It will consider nominations recommended by shareholders who submit written recommendations to the Nominating Committee in care of the Secretary of the Company.

  The Executive Compensation Committee, among other matters, annually reviews and determines the compensation of the Chief Executive Officer of the Company and, upon his recommendation, the compensation of the other elected officers and senior management of the Company and annually reviews and recommends to the Board of Directors the compensation and allowances for the Company's outside directors. The Committee also prepares a report to shareholders (enclosed in this Proxy Statement) which discusses the Company's compensation policies for the executive officers, the Committee's bases for determining the compensation of the Chief Executive Officer for the past fiscal year, and the relationship between compensation and the Company's performance for the past fiscal year. The Executive Compensation Committee also administers the 1987 Nonqualified Stock Option Plan, the 1992 Stock Option Plan the 1994 Stock Option Plan, the 1997 Stock Option Plan, the 1997 Director Option Plan, and the 1999 Stock Option Plan and determines the amount and terms of the options granted under the plans. The Committee also administers the 1993 Employee Stock Purchase Plan.

  The Board of Directors held four regular meetings and two special meetings during the fiscal year ended December 31, 1999. The Audit Committee met four times, the Executive Committee met two times, the Executive Compensation Committee met four times, and the Nominating Committee did not meet in 1999. All directors attended at least 75% of the total number of meetings of the Board of Directors and the committees to which they belong.

Compensation Committee Interlocks and Insider Participation

  For 1999, Dr. Elaine L. Rigolosi and Messrs. Quentin J. Kennedy and Benjamin
A. Currier served on the Executive Compensation Committee.


Executive Officers

  Set forth below are the executive officers of the Company who are not Directors. Executive officers serve at the pleasure of the Board of Directors. Information is not included in this Proxy Statement for that portion of any period for which information is required during which any executive officer did not hold such position.

Robert William Jewett

  Mr. Jewett, age 47, has served as Senior Vice President and General Counsel of the Company since 1991 and as Secretary since 1983. He has been an employee of the Company since 1981.

Fred Lash

  Mr. Lash, age 54, has served as Senior Vice President of the Company since 1993, as Chief Financial Officer since 1989 and as Treasurer since 1987.

Paul W. Kolacki

  Mr. Kolacki, age 57, has served as Executive Vice President and Chief Operating Officer of Hooper Holmes since 1998. He has been Executive Vice President of our Portamedic Health Information Services Division since 1991, and has been an employee of Hooper Holmes since 1964. Mr.. Kolacki retired March 31, 2000 and continues to serve the Company as a consultant.

Mario L. Cavezza

  Mr. Cavezza, age 52, assumed overall field operating responsibilities upon Mr. Kolacki's retirement on March 31, 2000 as Senior Vice President and General Manager, Field Operations. Mr. Cavezza was Senior Vice President and Regional Manager of the Northern Region from 1997 until March 31, 2000 and has been in various field supervisory positions since 1977. He has been an employee of Hooper Holmes since 1968.

Stock Ownership of Certain Beneficial Owners and Management

   The following table sets forth, as of March 1, 2000, the beneficial ownership of the Company's issued and outstanding Common Stock (on the basis of 32,978,276 shares outstanding), including the stock ownership of each person who, to the Company's knowledge, owns over 5% of the Company's outstanding Common Stock, each of the directors of the Company, each executive officer named in the Summary Compensation Table which follows, and the directors and officers of the Company as a group, and the percentage which the shares owned constitute of the total shares outstanding.


                                                                   Amount & Nature            Percent of Class
                                                                    of Beneficial              (based on # of
              Name and Position                                      Ownership of            shares outstanding
             of Beneficial Owners                                  Common Stock (1)               3/01/00)
            ----------------------                                 ----------------          ------------------
Lord, Abbett & Co.                                                  1,658,225 (2)                  5.02%

Directors
---------

G. Earle Wight                                                        500,124 (3)                  1.51%
Kenneth R. Rossano                                                    696,376 (4)                  2.11%
James M. McNamee                                                    1,714,908 (5)                  5.20%
Quentin J. Kennedy                                                     74,000 (6)                    *
Elaine L. Rigolosi                                                     54,200 (7)                    *
Benjamin A. Currier                                                    30,760 (8)                    *
John E. Nolan                                                          80,000 (6)                    *

Other Most Highly Paid Executive Officers
-----------------------------------------

Paul W. Kolacki                                                       159,448 (9)                    *
Fred Lash                                                             208,068 (10)                   *
Robert William Jewett                                                  49,200 (11)                   *
All officers and directors as a group (10 total)                    3,567,084 (12)                10.81%
--------------

* Less than 1%

(1) Includes shares, if any, held by or for a spouse or minor children or as a trustee. Unless otherwise indicated, the director or 5% stockholder possesses sole investment and voting power in respect of these shares.

(2) Lord, Abbett & Co., ("Lord, Abbett"), a registered investment advisor, filed a statement on Schedule 13G dated February 1, 2000, disclosing that on December 31, 1999, it beneficially owned 1,658,225 shares of Common Stock of the Company, representing approximately 5% of the Common Stock. On Schedule 13G, Lord, Abbett certifies that the shares of Common Stock were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of changing or influencing the control of the Company and were not acquired in connection with, or as a participant in, any transaction having such a purpose or effect.

(3) Includes 304,172 shares held by the Lucile K. Wight Trust, of which Mr. Wight is trustee with sole voting and dispositive power, and 177,180 shares held by 874367 Ontario, Inc., a corporation of which Mr. Wight and his spouse Sonia are sole shareholders.

(4) Includes 256,726 shares held by Mr. Rossano's spouse, Cynthia, and 338,602 shares held by The Cynthia W. Rossano 1991 Trust, of which Mr. and Mrs. Rossano are trustees with sole voting and dispositive power. Also includes 60,000 shares underlying options that are currently exercisable or which will become exercisable within 60 days.

(5) Includes 249,604 shares held by Mr. McNamee and his spouse Patricia as joint tenants, 52,240 shares held by Mr. McNamee's spouse, Patricia, 7,064 shares held by Mr. McNamee's spouse Patricia as custodian for Sean McNamee, their minor child, and 36,000 shares held by the Trust under the will of Eileen Rooney FBO Kevin Rooney, of which Mr. McNamee is Trustee with sole voting and dispositive power. Also includes 1,367,000 shares underlying options that are currently exercisable or which will become exercisable within 60 days.

(6) Includes 60,000 shares underlying options that are currently exercisable or which will become exercisable within 60 days.

(7) Includes 1,800 shares held by Ms. Rigolosi's spouse, Robert. Also includes 50,000 shares underlying options that are currently exercisable or which will become exercisable within 60 days.

(8) Includes 20,000 shares underlying options that are currently exercisable or which will become exercisable within 60 days.

(9) Includes 1,600 shares held by Mr. Kolacki and his spouse, Sandra, as joint tenants. Also includes 146,500 shares underlying options that are currently exercisable or which will become exercisable within 60 days.

(10) Includes 1,200 shares held by Mr. Lash and his spouse, Suzanne, as joint tenants. Also includes 199,200 shares underlying options that are currently exercisable or which will become exercisable within 60 days.

(11) Includes 48,700 shares underlying options that are currently exercisable or which will become exercisable within 60 days.

(12) Includes shares owned individually by each officer and director in the group as well as shares indirectly owned by such persons as trustee of various trusts; however, where more than one officer or director is a trustee of the same trust, the total number of shares owned by such trust is counted only once in determining the amount owned by all officers and directors as a group. Also includes 2,011,400 shares underlying options that are currently exercisable or which will become exercisable within 60 days.

Compliance with Section 16(a)

  Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors of the Company and persons who beneficially own more than ten percent of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the American Stock Exchange. Based solely on a review of reports and written representations furnished to the Company, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and shareholders were complied with.

Compensation of Executive Officers

   The following table provides certain summary information concerning compensation paid or accrued for the last three complete fiscal years to or on behalf of the Company's Chief Executive Officer and the three other most highly paid executive officers of the Company whose total annual salary and bonus exceeded $100,000 in 1999.


                          SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------




                                                                      Long term compensation
                                                                      ----------------------
                                           Annual compensation        Awards         Payouts
                                           -------------------     ------------     --------
                                                                    Securities
Name and                                                            underlying         LTIP              All other
principal                                    Salary   Bonus          options          payouts           compensation
position                            Year       ($)   ($)(1)           (#)(2)          ($)(3)               ($)(4)
--------------------------------------------------------------------------------------------------------------------
James M. McNamee                    1999    425,000   607,500          75,000         707,250             62,652
Chairman, President and             1998    408,000   430,580         140,000         584,136             62,932
     Chief Executive Officer        1997    358,000   283,910         560,000         283,124             62,827

Paul W. Kolacki                     1999    220,500   150,000          25,000                             43,870
Executive Vice President and        1998    210,000   100,000          70,000               -             43,845
     Chief Operating Officer (5)    1997    192,500    80,000          88,000               -             44,135

Fred Lash                           1999    183,480   100,000          20,000                             24,130
Senior Vice President,              1998    176,500    70,000          50,000               -             24,210
     Chief Financial Officer        1997    170,500    55,000          80,000               -             24,105
     and Treasurer

Robert William Jewett               1999    150,800    27,500          12,000                             13,943
Senior Vice President,              1998    142,083    25,000          30,000               -             14,121
     General Counsel and Secretary  1997    133,400    20,000          32,000               -             14,118
-------------------

(1) For Mr. McNamee, includes stock awards with a fair market value of $307,500, $230,580 and $133,910 in 1999, 1998 and 1997 respectively.
     Perquisites fall below the thresholds required for disclosure and, accordingly, have been omitted.

(2)  Includes the effect of two for one stock splits in 1997 and 1999.

(3) Represents the fair market value of the stock bonus awarded to Mr.McNamee under the CEO Compensation Plan, which provides the potential for annual stock bonuses.

(4)  The amounts disclosed in this column include:

      (a) Company contributions of the following amounts in 1999, 1998, and 1997 respectively, under the Company's Salary Reduction Plan, a defined contribution plan on behalf of Mr. McNamee ($2,200, $2,480 and $2,375), Mr. Kolacki ($2,400, $2,500 and $2,375), Mr. Lash ($2,400,
          $2,480 and $2,375) and Mr. Jewett ($2,260, $2,378 and $2,208).

      (b) Payment by the Company in 1999, 1998 and 1997 of premiums on whole-life insurance policies in the following annual amounts for Mr. McNamee ($55,877 per year), Mr. Kolacki ($41,470 per year), Mr. Lash ($21,730 per year) and Mr. Jewett ($11,743 per year).

      (c) Payment by the Company in 1999, 1998 and 1997 of premiums on a disability insurance policy for Mr. McNamee of $4,575 per year.

(5) The Company has entered into a consulting agreement with Mr. Kolacki, who retired on March 31, 2000, whereby Mr. Kolacki will provide consulting services to the Company for a two-year period. Mr. Kolacki will recieve an annual consulting fee of $125,000 the first year and $62,500 the second year. In addition, the Company will pay Mr. Kolacki a pro-rata cash bonus of not less than $31,250 by May 15, 2000. The Company will also pay the annual premium on Mr. Kolacki's life insurance policy ($41,470) for a five year period.

Option Grants in Last Fiscal Year

                        OPTION GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------

                               Individual grants
----------------------------------------------------------------------------------
                                  Number of          % of total
                           securities underlying   options granted                                     Grant date
                                   options         to employees in      Exercise       Expiration       present
Name                           granted (#)(1)        fiscal year      price ($/Sh)        date        value ($)(3)
------------------------------------------------------------------------------------------------------------------
James M.McNamee
Chairman, President and             75,000               13.8%            $25.75        12/31/09       1,164,750
  Chief Executive Officer

Paul W. Kolacki
Executive Vice President            25,000                4.6%            $25.75         3/31/01 (2)     388,250
  and Chief Operating
  Officer

Fred Lash
Senior Vice President,              20,000                3.7%            $25.75        12/31/09         310,600
  Chief Financial Officer
  and Treasurer

Robert William Jewett
Senior Vice President,              12,000                2.2%            $25.75        12/31/09         186,360
  General Counsel and
  Secretary

(1) These options were granted under the 1992 Stock Option Plan on December 31, 1999. The 1992 Stock Option Plan grants become exercisable commencing 24 months after grant date and 25% become exercisable on each successive anniversary of that date, with full vesting occurring on the fourth anniversary date. The options terminate upon termination of employment for any reason other than death, disability or retirement. Further, to be eligible to exercise the options, an optionee must remain in the employment of the Company for a period of 24 months from the date of grant (or retirement, if earlier). Options that are not fully vested and exercisable as of the date the optionee terminates employment because of death, disability or retirement, or as of the date of an actual or threatened change in control of the Company, become vested and exercisable in full on such date.Similarly, the vesting of options may be accelerated in connection with certain mergers, consolidations, sales or transfers by the Company of substantially all of its assets.

(2) All of Mr. Kolacki's options that were not already vested , became vested pursuant to the terms of the various stock option plans as of March 31, 2000, the date of his retirement. Mr. Kolacki must exercise these options within one year following his retirement date, or they will cancel.

(3) The values shown were calculated using the Black-Scholes option pricing model and are presented solely for the purposes of comparative disclosure in accordance with certain regulations of the SEC.The Black-Scholes model is a mathematical formula widely used to value traded stock price volatility and dividend yield.The actual value that an executive officer may realize, if any, depends on the amount by which the stock price at the time of exercise exceeds the exercise price (fair market value of the stock at the time of the grant). There is no assurance that the value realized by an executive officer will be at or near the value estimated by the Black-Scholes model.In calculating the grant date present values set forth the table, the Company used the following assumptions: (a) expected volatility of 40.98%; (b) discount rate of 6%; (c) dividend yield of .26%; and (d) exercise at the end of 10 year period from the date of grant. No adjustments have been made for non-transferability or risk of forfeiture.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

  The following table provides certain information on options exercised in 1999 and the value of unexercised options at December 31, 1999.


   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES
--------------------------------------------------------------------------------

                                                                                                  Value of
                                                                      Number of securities       unexercised
                                                                          underlying            in-the-money
                                                                      unexercised options        options at
                                                                        at FY-end(#)(2)         FY-end ($)(3)
                                     Shares
                                   acquired           Value             Exercisable/             Exercisable/
Name                           on exercise(#)     realized ($)(1)      Unexercisable            Unexercisable
----------------------------------------------------------------------------------------------------------------
James M. McNamee                      --                  --         1,292,000/385,000      28,854,750/5,883,125

Paul W. Kolacki                  214,000          $3,518,121            37,000/194,000           833,375/261,938

Fred Lash                         60,000            $983,835           162,900/156,300       3,749,827/2,664,978

Robert William Jewett             28,300            $501,872             30,500/81,200         707,875/1,312,991

-----------------

(1) Amount represents the difference between the exercise price and the fair market value on the date of exercise, multiplied by the number of options exercised.

(2) Includes the effect of a two for one stock split of the Company's Common Stock in 1997 and 1999.

(3) Amount represents the difference between the exercise price and the fair market value on December 31, 1999 ($25.75), multiplied by the number of options exercisable and unexercisable.

Report of the Executive Compensation Committee

         The report of the Executive Compensation Committee below shall not be deemed to be filed under, or incorporated by reference into any filing under, the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this Report by reference.

  The Company's Executive Compensation Committee for 1999 was comprised of three directors who are not present or former employees of the Company. The Committee establishes compensation policies for the CEO and other executive officers and administers the Company's programs for cash compensation and stock awards, bonuses and options.

  Essentially, the Committee believes that executive compensation should be largely determined by management's performance in the shareholders' interests. This usually means earnings. Sustained growth in earnings will ultimately be reflected in increased shareholder value and positioning the Company for future growth in revenues and earnings is an important management function.

  The Committee believes that employee stock ownership effectively aligns employees with the interests of stockholders and looks to stock options to provide an opportunity for employee stock ownership. The Committee further believes that compensation is important to attract talented individuals to the Company, to retain them and to provide incentive. In addition, the CEO is entitled to stock awards and stock bonuses (or cash payments in lieu of stock awards or stock bonuses) under the CEO Plan that has been in effect. Each year the Committee reviews and determines the compensation of other executive officers. In furtherance of the Company's policy to provide incentives and to reward performance, compensation is based on specific criteria developed through the company's experience, including attainment of revenue and expense objectives, planning and organizational development and personal leadership. The weight accorded each of these factors is within the Committee's discretion and may depend on the Company's performance during the year.

  The following information regarding stock options and stock awards is presented after giving effect to two for one stock splits effected on August 22, 1997 and January 8, 1999.

  For 1999, Mr. McNamee was awarded a cash bonus of $300,000 in recognition of the Company's outstanding performance. He had received a cash bonus of $200,000 for 1998. Stock awards for the CEO have been based on continuing satisfactory performance measured against management objectives established by the Board. These objectives include corporate growth and development, profitability, total return to shareholders and management team development. For 1999, the CEO received a stock award of 10,000 shares. The CEO had received a stock award of 18,000 shares for 1998.Stock bonuses for the CEO are based on sustained increases in earnings per share.For 1999, the CEO received a stock bonus of 23,000 shares.He had received a stock bonus of 45,600 shares in 1998. In addition, on December 31, 1999, Mr. McNamee was awarded options to purchase 75,000 shares, of common stock pursuant to the 1992 Option Plan. These options become exercisable 25% after two years and 25% each year thereafter, at an exercise price of $25.75 per share.

  For 1999 through 2001 the Committee developed a CEO Compensation Plan utilizing the stock award and stock bonus principals that were established in the earlier Plans. In addition, the 1996-98 Plan, in order to provide incentive for the Company to achieve earnings and share price goals over the life of the Plan, provided for a special 400,000 share option (100,000 shares pre-split) for the CEO, which was granted in 1997.This option is a variation of the Company's regular options that become exercisable 20% during the first year and an additional 20% each of the next four years.It provides, however, that the entire 400,000 share option may be exercised if the Company's earnings exceed $.35 a share for 1998 and the stock price is at or above $7.50 per share for any period of thirty consecutive days in the first six months of 1999. The earnings and stock price requirements have been met and the options are now exercisable at $4.28 per share which was the fair market value on April 9, 1997, the date the option was approved by the Board.This option has been adjusted for the 1997 and 1999 stock splits. This option was submitted to shareholders and approved at the 1997 annual meeting.

  Section 162(m) of the Internal Revenue Code, enacted in 1993 and effective for taxable years beginning after January 1, 1994, generally limits to $1 million per individual per year the federal income tax deduction for compensation paid by a publicly-held company to certain executive officers. Compensation that qualifies as performance-based compensation for purposes of this section is not subject to the $1 million deduction limitation. The Executive Compensation Committee will continue to evaluate this provision but presently intends to qualify compensation as performance-based to the extent feasible and in the best interest of the Company.


                              EXECUTIVE COMPENSATION COMMITTEE

                              Quentin J. Kennedy, Chairman
                              Elaine L. Rigolosi
                              Benjamin A. Currier

Stock Price Performance Graph

  The Stock Price Performance Graph below shall not be deemed to be filed under, or incorporated by reference into any filing under, the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this Graph by reference.

  The following graph compares the cumulative total shareholder return (assuming dividends are reinvested) on the Company's Common Stock for the last five years with the cumulative total return (assuming dividends are reinvested) of the Standard & Poor's 500 Stock Index and the Russell 2000 Index. The Russell 2000 Index was selected because it represents companies with similar market capitalization to the Company. The shareholder return shown on this graph is not necessarily indicative of future performance.

                                    [GRAPH]

--------------------------------------------------------------------------------
                Comparison of Five-Year Cumulative Total Return
        Among Hooper Holmes, Inc., S&P 500 Index and Russell 2000 Index
--------------------------------------------------------------------------------

 Measurement Period          Hooper            S&P 500        Russell 2000
(Fiscal year covered)     Holmes, Inc.          Index            Index
---------------------     ------------        ---------       ------------
BASE                       $  100.00          $  100.00        $  100.00
FYE 1995                   $  127.85          $  134.11        $  126.21
FYE 1996                   $  272.12          $  161.29        $  144.84
FYE 1997                   $  456.38          $  211.30        $  174.56
FYE 1998                   $  907.15          $  267.69        $  168.55
FYE 1999                   $1,614.10          $  319.91        $  201.61

                  ASSUMES $100 INVESTED ON DECEMBER 31, 1994
                         ASSUMES DIVIDENDS REINVESTED
                     FISCAL YEAR ENDING DECEMBER 31, 1999

Employment Contracts and Change-in-Control Arrangements

  In 1990, the Company entered into an employee retention agreement, as amended (the "Agreement") with Mr. McNamee entitling him to certain benefits if his employment is terminated within two years of a "change of control", as defined in the Agreement. Following a change of control, Mr. McNamee is entitled to retain the same position, duties and compensation as he had prior to the change of control for a period of two years after the date of the change of control. After a change in control has occurred, if Mr. McNamee's employment is terminated by the Company or by Mr. McNamee within two years of the date of the change of control (other than as a result of his death, disability or for cause, as defined in the Agreement), Mr. McNamee is entitled to receive a lump sum payment in cash equal to the aggregate of (a) to the extent unpaid, his highest base salary through the date of termination (as defined in the Agreement), (b) a pro rata portion of his recent bonus (as defined in the Agreement, generally to be the highest annual guaranteed bonus to which he was entitled during the last two full fiscal years prior to the date of the change of control), (c) twice the sum of his highest base salary and recent bonus, and (d) all amounts of compensation previously deferred (with accrued interest thereon) and unpaid and any accrued vacation pay not yet paid by the Company. In addition, he will be entitled to receive during the two year period after the change of control, all benefits payable to him (or his family) under welfare benefit programs (such as medical, dental, disability and life insurance programs) equivalent to those most favorable immediately preceding the date of the change of control. In the event that Mr. McNamee would be subject to an excise tax, then he should be entitled to receive an additional payment such that after Mr. McNamee pays such excise taxes, including any excise tax imposed on any portion of such additional payment, Mr. McNamee will retain additional payments equal to the excise taxes imposed.

  In 1996, the Company entered into employee retention agreements ("Agreement") with the Executive Officers of the Company (exclusive of Mr. McNamee), entitling them to certain benefits if their employment is terminated within two years of a change in control, as defined in the Agreement. Following a change in control, each Executive Officer is entitled to retain the same position, duties and compensation as he had prior to the change of control for a period of two years after the date of the change in control. After a change in control has occurred, if the Executive Officer's employment is terminated by the Company or by the Executive Officer within two years of the date of the change in control (other than as a result of his death, disability or for cause as defined in the Agreement), the Executive Officer is entitled to receive a lump sum payment in cash equal to the aggregate of (a) to the extent unpaid, his highest base salary through the date of termination (as defined in the Agreement), (b) a pro rata portion of his recent bonus (as defined in the Agreement, generally to be the highest guaranteed bonus to which he was entitled during the last three full fiscal years prior to the date of the change of control), (c) twice the sum of his highest base salary and recent bonus, and (d) all amounts of compensation previously deferred (with accrued interest thereon) and unpaid and any accrued vacation pay not yet paid by the Company. In addition, the Executive Officer will be entitled to receive during the two year period after the change in control, all benefits payable to him (or his family) under welfare benefit programs (such as medical, dental, disability and life insurance programs) equivalent to those most favorable immediately preceding the date of the change in control. In the event that the Executive Officer would be subject to an excise tax, then he should be entitled to receive an additional payment such that after the Executive Officer pays such excise taxes, excluding any excise tax imposed on any portion of such additional payment, he will retain additional payments equal to the excise taxes imposed.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES IDENTIFIED HEREIN.

                 ITEM 2--RATIFICATION OF SELECTION OF AUDITORS

  The Board of Directors has selected the firm of KPMG LLP, independent public accountants, to serve as auditors for the fiscal year ending December 31, 2000, subject to ratification by the shareholders. This firm (and its predecessors) has served as the Company's auditors since 1980.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THIS
SELECTION.

   If the appointment is not approved, the Board will select other independent accountants. It is expected that a member of the firm of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions.

Shareholder Proposals for the 2001 Annual Meeting

   Proposals of shareholders intended for inclusion in the Proxy Statement for the Annual Meeting of Shareholders to be held in 2001, must be received at the Company's executive offices not later than December 20, 2000. Proponents should submit their proposals by Certified Mail--Return Receipt Requested.

   A shareholder who wishes to make a proposal at the 2001 Annual Meeting of Shareholders without including the proposal in the Company's proxy statement must notify the Company of such proposal by March 5, 2001. If a shareholder fails to give notice by this date, the proxy solicited by the Company for use in connection with the 2001 Annual Meeting will confer discretionary authority on the persons named as proxies to vote in their discretion on such proposal without any discussion in the proxy statement of either the proposal or how the proxies intend to exercise their voting discretion.

Other Matters

   The Company is not aware of any business which will be presented at the 2000 Annual Meeting of Shareholders other than those matters set forth in the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly presented at the 2000 Annual Meeting for action, it is intended that the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment on such matters.

Solicitation of Proxies

  The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally and by telephone or telegraph by regular employees of the Company, without any additional remuneration and at minimal cost. The cost of soliciting proxies will be borne by the Company.


                                    BY ORDER OF THE BOARD OF DIRECTORS
                                    HOOPER HOLMES, INC.

                                    /s/ Robert William Jewett

                                    Robert William Jewett
                                    Secretary

April 19, 2000

                                     PROXY

                              HOOPER HOLMES, INC.
             Proxy Solicited on Behalf of the Board of Directors of
                  the Company for Annual Meeting, May 23, 2000

The undersigned hereby constitutes and appoints James M. McNamee and Robert William Jewett and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote with respect to all the shares of Common Stock of Hooper Holmes, Inc., standing in the name of the undersigned at the close of business on April 7, 2000, at the Annual Meeting of Shareholders and all adjournments thereof, with all powers that the undersigned would possess if personally present.


                                                        (Change of address)

                                                  ------------------------------

                                                  ------------------------------

                                                  ------------------------------

                                                  ------------------------------


You are encouraged to specify your choice by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

                                                                SEE REVERSE SIDE

                              FOLD AND DETACH HERE

                                                                Please mark your
                                                         [X]    votes as in this
                                                                example.



     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors, and FOR proposal 2.


                  The Board of Directors recommends a vote FOR Election of Directors and FOR proposal 2.

                    FOR     WITHHELD

  1. Election of    [_]       [_]
     Directors:                             Nominees:
                                            --------
                                            John E. Nolan
                                            Quentin J. Kennedy

       For, except vote withheld from the following nominee(s):

  2. Approval of              FOR         AGAINST      ABSTAIN
     Independent              [_]           [_]          [_]
     Auditors.

                              FOR         AGAINST      ABSTAIN
  3. In their discretion,
     upon other matters as    [_]           [_]          [_]
     may properly come
     before the meeting
     or any adjournment(s)
     thereof.


SIGNATURE(S)                                                 DATE
              ---------------------------------------------       -------------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.



                            FOLD AND DETACH HERE